Exhibit 99.1

AUXILIUM PHARMACEUTICALS, INC. ANNOUNCES FIRST PATIENT DOSED IN PHASE 2A CELLULITE STUDY OF COLLEGENASE CLOSTRIDIUM HISTOLYTICUM

– Topline Result are Expected in the First Quarter of 2015 –

CHESTERBROOK, Pa., October 23, 2013 —   Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a fully-integrated specialty biopharmaceutical company, today announced the first patient dosed in its Phase 2a study of collagenase clostridium histolyticum (or “CCH”) for the treatment of edematous fibrosclerotic panniculopathy (“EFP”), commonly known as cellulite.  As previously reported, Phase 1b open label dose-ranging study results demonstrated that some doses of CCH provided potential improvement in the cellulite target dimple volume following a single injection into that dimple.  The most common adverse events (>10%) in this study included injection site bruising and pain.

Cellulite occurs mainly on the pelvic region, lower limbs, and abdomen and has been reported to occur in 85-98 percent of post-pubertal females and rarely in men.   The condition is prevalent in women of all races.(i),(ii)  Cellulite is described as a localized metabolic disorder of tissue under the skin, which can involve the loss of elasticity or shrinking of collagen cords, called septae, that attach the skin to the muscle layers below.  When fat in cellulite prone areas swells and expands, the septae tether the skin, which causes surface dimpling characteristic of cellulite.(iii)  CCH is intended to target and lyse, or break, those collagen tethers with the goal of releasing the skin dimpling and potentially resulting in smoothing of the skin.  There is no definitive medical explanation for the presentation and prevalence of cellulite and, despite multiple therapeutic approaches for the attempted treatment of cellulite, there are no FDA approved treatments and little scientific evidence that any current treatments are beneficial.(iv)

“Cellulite can affect the appearance of women’s skin, causing undue bother and self-consciousness in some women,” said Dr. James Tursi, Chief Medical Officer at Auxilium.  “With many current treatment options not showing benefit and with no FDA approved options, we believe that CCH, if successful in clinical trials, could lead to the first FDA-approved, office-based biological treatment option for cellulite that is supported by scientific results.  We look forward to increasing our understanding of the use of CCH for this common disorder.”

The Phase 2a study is a randomized, double-blind multiple-dose study that is expected to enroll approximately 144 women between the ages of 18 and 45 in the United States.  Treatment effectiveness will be evaluated by investigator and patient assessments, as well as 3-D photographic imaging techniques.  Safety will be evaluated through the collection of adverse events.  To qualify for the study, participants must have EFP in the posterolateral thighs and/or buttocks for at least 12 months prior to a screening visit.  Each subject may receive up to three treatment sessions of study drug according to randomization and each treatment session will be approximately 21 days apart.  In this study, only the dimples treated on Day 1 may be retreated on Day 22 (Treatment Session 2) and Day 43 (Treatment Session 3) if, in the opinion of the investigator, the dimple continues to be evident.  A variable number of dimples may be treated within one treatment quadrant.

Following screening and determination of eligibility, study participants will be assigned to one of four groups that vary in treatment dose (low, medium, high, and placebo).  Subjects will be randomized to low-dose CCH, mid-dose CCH, high-dose CCH, or placebo in a 5:5:5:3 ratio.  Total treatment doses per treatment session include doses both lower and higher than the dose used in Dupuytren’s contracture with a palpable cord.

This study will be conducted in two stages.  If the safety and local tolerability profile from the first stage has been found to be acceptable, subjects will be enrolled in stage 2.  Topline results from the study are expected in the first quarter of 2015.

CCH is currently approved in the United States under the trade name XIAFLEX® for the treatment of adult Dupuytren’s contracture patients with a palpable cord and is awaiting a decision from the FDA for use in Peyronie’s disease.  A sBLA for XIAFLEX for the potential treatment of Peyronie’s disease has been submitted to the FDA.  The PDUFA goal date for action on the application for Peyronie’s disease is December 6, 2013.

“Our growing clinical research and development program for CCH is designed to examine the compound’s effectiveness in a wide-range of collagen-related conditions, including cellulite and Frozen Shoulder syndrome,” said Adrian Adams, Chief Executive Officer and President of Auxilium.  “We believe that advancing the evaluation of CCH for cellulite represents another important milestone for the product and underscores our commitment to developing treatments for unmet medical needs.”

More information on the study will be posted at www.clinicaltrials.gov.

About Cellulite

In the normal subcutaneous fat layer directly under the skin, there are both perpendicular columnar and net-like fibrous connective tissue called septae. These fibrous septae, made of collagen, connect the skin to the muscle layers below and create a network of compartmentalized adipose deposits. Women tend to have a higher proportion of columnar septae that are perpendicular to the epidermis, while men tend to have more of the net-like system.  In cellulite, the subcutaneous fat cells swell and push upwards.   As a result, the skin between the septae is pushed up and the perpendicular septae thicken, contract and act as an anchor to pull the epidermis downwards and form the classic cellulite dimple. The surrounding adipose tissue forms small bulges under the epidermis around the dimple that can give skin a “cottage cheese” appearance.(iii)

About XIAFLEX (collagenase clostridium histolyticum or CCH)

XIAFLEX (collagenase clostridium histolyticum or CCH) is made up of two enzymes (AUX I and AUX 2) that are thought to work together to break down collagen.  XIAFLEX is approved in the U.S., EU,  Canada, and Australia for the treatment of adult Dupuytren’s contracture (DC) patients with a palpable cord.  A sBLA for XIAFLEX for the treatment of Peyronie’s disease (PD) has been submitted to the FDA.  Additionally CCH is currently being studied in clinical trials in the following collagen-related conditions, frozen shoulder syndrome (Phase 2), cellulite (Phase 2), and lipoma (Phase 2).  XIAFLEX has been granted orphan status in the U.S. by the FDA for DC and PD.

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing products to predominantly specialist audiences.  Auxilium markets Testim® (testosterone gel) for the topical treatment of hypogonadism in the U.S. and XIAFLEX (collagenase clostridium histolyticum or CCH) for the treatment of adult Dupuytren’s contracture patients with a palpable cord in the U.S. Ferring International Center S.A. markets Testim in certain countries of the EU and Paladin Labs Inc. markets Testim in Canada.  Swedish Orphan Biovitrium AB has marketing rights for XIAPEX® (the EU tradename for collagenase clostridium histolyticum) in 71 Eurasian and African countries.  Asahi Kasei Pharma Corporation has development and commercial rights for XIAFLEX in Japan and Actelion

Pharmaceuticals Ltd has development and commercial rights for XIAFLEX in Canada, Australia, Brazil and Mexico.  Auxilium also markets TESTOPEL®, a long-acting implantable testosterone replacement therapy, Edex®, the leading branded non-oral drug for erectile dysfunction, Striant®, a buccal system for testosterone delivery, Osbon ErecAid®, the leading device for aiding erectile dysfunction, and also has a non-promoted respiratory franchise, including Theo-24® and Semprex®-D, along with three other non-promoted products, in the U.S.  Auxilium has exclusive marketing rights in the U.S. and Canada for STENDRATM, an oral erectile dysfunction therapy.  Auxilium has three projects in clinical development.  XIAFLEX is currently under regulatory review by the U.S. FDA for the treatment of Peyronie’s disease.  CCH is in Phase 2 of development for the treatment of Frozen Shoulder syndrome (adhesive capsulitis) and Phase 2 of development for the treatment of cellulite (edematous fibrosclerotic panniculopathy).  Auxilium also has rights to pursue additional indications for XIAFLEX. For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, which discuss matters that are not facts, and may include words to indicate their uncertain nature such as “believe,” “expect,” anticipate,” “intend,” “plan,” “could,” “estimate,” “project,” “will,” and “target.”  Our forward-looking statements convey management’s expectations, beliefs, plans and objectives regarding future performance of the Company and are based upon preliminary information and management assumptions, and include statements about the design, safety and efficacy of, and timing of reporting results from, the phase IIa trials for CCH for the treatment of cellulite, the effectiveness of CCH in targeting and breaking collagen tethers and releasing skin dimpling, the significance of the continued evaluation of CCH to the Company and the Company’s product candidates in development. While the Company may elect to update the forward-looking statements made in this news release in the future, the Company specifically disclaims any obligation to do so.  Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, intellectual property rights, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration, and those risks discussed in our reports on file with the Securities and Exchange Commission (the “SEC”).  Our SEC filings may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of the Company’s home page on the Internet at http://www.auxilium.com under the heading “For Investors - SEC Filings.”  There may be additional risks that the Company does not presently know or that the Company currently believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements.

AUXILIUM CONTACTS:

James E. Fickenscher / CFO	Nichol Ochsner/ Senior Director, IR
Auxilium Pharmaceuticals, Inc.	Auxilium Pharmaceuticals, Inc.
(484) 321-5900	(484) 321-5900
jfickenscher@auxilium.com	nochsner@auxilium.com

(i) Avram, Cellulite: a review of its physiology and treatment, Journal of Cosmetic Laser Therapy 2004; 6: 181—185.

(ii) Khan MH et al. Treatment of cellulite: Part I. Pathophysiology. J Am Acad Dermatol. 2010 Mar;62(3):361-70.

(iii) Querleux, Anatomy and physiology of subcutaneous adipose tissue by in vivo MRI and spectroscopy: Relationship with sex and presence of cellulite, Skin Research and Technology; 8: 118-124.

(iv) Wanner M et al. An evidence-based assessment of treatments for cellulite. J Drugs Dermatol. 2008 Apr;7(4):341-5